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                                                              Exhibit 5 and 23.2

                                  Letterhead

                                                              February 12, 2001

To:  ASAT Holdings Limited
     14th Floor,
     138 Texaco Road,
     Tsuen Wan,
     New Territories,
     Hong Kong


Dear Sirs,

ASAT Holdings Limited - Registration Statement on Form S-8 for Offering of
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110,000,000 Ordinary Shares
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We have acted as Cayman Islands legal advisers to ASAT Holdings Limited (the
"Company") in connection with the Company's registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act ") under the ASAT Holding Limited Stock Option Plan (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(I) of Regulation S-K.

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 20 October, 1999 and the restated memorandum and articles of association of the Company as adopted on 6 July, 2000;

(b) the minutes of the board of directors meetings of the Company dated 27 September, 2000 and 6 July, 2000 and the minutes of the meetings of the compensation committee of the Company held on 27 September and 22 November, 2000;

(c)  a certificate from a director of the Company addressed to this firm dated
     [ ] January, 2001 (the "Director's Certificate");

(d)  the Registration Statement;
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(e)    the Plan; and

(f) The form of the stock option agreement attached to the Plan (the "Stock Option Agreement").

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction which is the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)   The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1. The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

2. The Plan, each of the relevant Stock Option Agreements and the issue and allotment of the Ordinary Shares pursuant thereto, have been duly authorised. When allotted, issued and paid for as contemplated in the Plan, the relevant Stock Option Agreement and the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.
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                                      -3-

This opinion is subject to the following qualification and limitation that under the Companies Law (2000 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2000 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or other instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as Exhibit 5 to the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,


/s/ MAPLES and CALDER ASIA
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    MAPLES and CALDER ASIA